Exhibit 10.11

MICHAEL KORS

August 21, 2012

Britton Russell

Dear Britton,

I am pleased to confirm our offer of employment, on the following terms:

1.	Title	SVP, Global Operations

2.	Start Date	September 17, 2012

3.	Base Compensation	$350,000 per year

4.	Annual Bonus	Beginning Fiscal ‘13 (which starts on 4/1/12) you shall participate in the Company’s bonus plan with the incentive levels intended to be 25% target- 37.5% stretch- 50% maximum; provided however, that for Fiscal ‘13 the amount of the bonus payable in accordance with the bonus plan shall be guaranteed at the maximum amount which would be $175,000 for the entire year, which will be prorated based upon your confirmed start date.

5.	Relocation	The Company shall reimburse you, promptly after submission by you of invoices or other supporting documentation, for up to $25,000 of expenses reasonably incurred by your relocating to the United States. Any tax liability incurred by these relocation reimbursements will be paid for by the Company. In the event you resign before the first anniversary of your start date, you shall repay the company in full for such bonus.

6.	Equity	Upon the next grant of equity by the Company to its employees, you shall be eligible for an award under the Michael Kors Holdings Limited Omnibus Incentive Plan in an amount that is valued at approximately $300,000 (as further described below) in accordance with, and subject to, the terms and conditions of such Incentive Plan. This grant of equity will be comprised 50% of Stock Options and 50% in Restricted Shares. The Stock Options will be valued on the grant date based on the fair value as calculated using the Black-Scholes option pricing model. The Restricted Shares will be valued at the closing price on the date of grant.

7.	Vacation	3 weeks per year, which will accrue and is otherwise subject to the Company’s policy as in effect from time to time.

8.	Benefits	All medical and other benefits as per company policy for similarly situated employees. The Company will provide you a description of the complete benefits program, together with the necessary enrollment forms.

11 WEST 42ND STREET NEW YORK NY 10036 T 212 201 8100

MICHAEL KORS

9.	Other Employment Terms	All of the terms and conditions of your employment with the Company, including the Company’s employment at will policy, will be governed by the Company’s Employee Handbook, the terms of which you will be required to acknowledge in writing on your start date.

Please feel free to call me if you have any questions at all regarding the above. Otherwise, please acknowledge the terms of our offer by returning this letter at your earliest convenience.

We are all excited about your decision to join us at Michael Kors (USA), Inc., and look forward to your arrival.

Sincerely,

/s/ Joe Parsons
Joe Parsons EVP, CFO

Acknowledged:

/s/ Britton Russell
Britton Russell

11 WEST 42ND STREET NEW YORK NY 10036 T 212 201 8100